Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 and related Prospectus of Super League Gaming, Inc. of our report dated March 20, 2020, relating to our audit of the financial statements of Super League Gaming, Inc. (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), which appear in the Annual Report on Form 10-K of Super League Gaming, Inc. for the years ended December 31, 2019 and 2018.

We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ SQUAR MILNER LLP

Irvine, California
April 9, 2020